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Avanade Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 25, 2008

The shareholders of Avanade Inc., a Washington corporation (“Avanade” or the “Company”), are cordially invited to attend the

2008 ANNUAL MEETING

to be held on January 25, 2008, at 8:00 a.m., local time, at the Company’s principal executive offices at 2211 Elliott Avenue, Seattle, Washington, 98121 with the following agenda:

1. The election of six directors to the Board of Directors;

2. The transaction of such other business as may properly come before the meeting.

The foregoing items of business are more fully described in the Information Statement accompanying this notice.

The Board of Directors has fixed the close of business in Seattle, Washington on November 30, 2007, as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. This means that only those persons who were registered holders of shares of the Company’s common stock, par value $0.0001, or Series A Preferred Stock, par value $0.0001, on that date will be entitled to receive notice of the annual meeting and to attend and vote at the annual meeting. This Information Statement is being mailed on or about December 21, 2007.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By order of the Board of Directors

MARK H. VOIGTS
Secretary

Seattle, Washington
December 21, 2007

i

INFORMATION STATEMENT

FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 25, 2008

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL INFORMATION

Date, Time and Place of Annual Meeting

This Information Statement is provided to the shareholders of Avanade Inc., a Washington corporation (referred to herein as “we”, “our”, “Avanade” and the “Company”), in connection with the 2008 Annual Meeting of Shareholders to be held at 8:00 a.m., local time, on Friday, January 25, 2008 or any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting will be held at the Company’s principal executive offices at 2211 Elliott Avenue, Seattle, Washington, 98121.

Questions and Answers About the Annual Meeting and this Information Statement

Q:  Why did you send me this Information Statement?

A:	We are asking you to attend and vote at the Annual Meeting. This Information Statement summarizes the information you need to know to make an informed decision, and you are urged to read it carefully and in its entirety.

We are sending this Information Statement, the attached Notice of Annual Meeting of Shareholders and the Transition Report on Form 10-K for the fiscal year ended August 31, 2007, which includes our financial statements for the 11-month transition period of October 1, 2006 through August 31, 2007, which we refer to in this Information Statement as the “2007 fiscal year”, on or about December 21, 2007 to all shareholders entitled to vote at the Annual Meeting.

Q:  What is the purpose of the Annual Meeting? What am I being asked to vote on?

A:	At the Annual Meeting, shareholders will vote on the election of six directors and transact any other business that may come before the Annual Meeting. The Company’s Board of Directors (the “Board”) does not know of any matters other than the election of directors that will be presented at the Annual Meeting. Certain information regarding the directors nominated for election at the Annual Meeting is provided below under the headings “Proposal No. 1: Election of Directors” and “Information about Directors.”

Q:  Why did you not send me a proxy?

A:	We did not send you a proxy because a quorum already exists and we already have sufficient votes to approve the proposal, due to the fact that approximately 95.2% ownership of our voting securities is collectively held by affiliates of Accenture Ltd (together with Accenture Ltd, “Accenture”), Microsoft Corporation and one of its subsidiaries (collectively, “Microsoft”) and certain current and former employees who are obligated to vote at the Annual Meeting pursuant to the voting agreements described below under the heading “Proposal No. 1: Election of Directors — Arrangements as to the Selection and Election of Directors — The Voting Agreements.”

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Q:  What does a quorum mean?

A:	A quorum means that holders of shares representing a majority of all the votes entitled to be cast in the election of directors are represented in person or by proxy. The Annual Meeting can only proceed if a quorum is present, but that will be the case, as the shares held by Accenture, Microsoft and those current and former employees subject to the voting agreements will be represented. As of November 30, 2007, the record date, there were (i) 5,176,821 shares of our common stock, par value $0.0001 (the “common stock”), outstanding held by 223 shareholders of record, and (ii) 74,750,903 shares of our Series A Preferred Stock, par value $0.0001 (the “Convertible Series A preferred stock”), outstanding, 59,271,768 of which are held by Accenture and 15,479,135 of which are held by Microsoft. Collectively, Accenture, Microsoft and the current and former employees who are obligated to vote pursuant to the voting agreements owned an aggregate of 95.2% of the shares entitled to vote at the Annual Meeting on the record date. Accenture, as the holder of 74.2% of the aggregate outstanding shares entitled to vote at the Annual Meeting, will have the power, acting by itself, to approve all matters scheduled to be voted upon at the Annual Meeting. A shareholder list will be available for inspection ten days prior to the Annual Meeting at our executive offices in Seattle, Washington, as well as at the Annual Meeting.

Q:  Who is entitled to vote?

A:	Registered shareholders who owned shares of our common stock or Convertible Series A preferred stock at the close of business in Seattle, Washington on November 30, 2007, the record date.

Q:  How many votes do I have?

A:	Holders of our common stock are entitled to one vote per share held on the record date. Convertible Series A preferred holders have the right to one vote for each share of common stock into which their shares could be converted and, with respect to that vote, have full voting rights and powers equal to those of the holders of common stock. At the Annual Meeting, the holders of our Convertible Series A preferred stock will have the right to one vote for each share of Convertible Series A preferred stock held on the record date.

Q:  Are shares of common stock and Convertible Series A preferred stock voted together?

A:	Shares of common stock and Convertible Series A preferred stock will vote together as one class at the Annual Meeting. Although Convertible Series A preferred stock holders are also entitled to a separate vote on all matters other than the election of directors, no items on the agenda require separate voting.

Q:  What vote is required to approve each item?

A:	The affirmative vote of a majority of the shares entitled to vote and present in person or by proxy at the Annual Meeting is required for the election of directors and any other matter properly brought to a vote. There is no cumulative voting in the appointment of directors. The appointment of all director nominees will be considered and voted upon as a single proposal, which means that the shareholders will vote on the entire slate of directors as one action item.

Q:  How do I vote?

A:	If you are a holder of record on the record date, you or your legally constituted proxy may vote by attending the Annual Meeting. At that time you will be given a ballot and you may vote your shares. If your shares of common stock or Convertible Series A preferred stock are held in the name of a broker, bank or other nominee, you must obtain a proxy, executed in your favor from the holder of record, and properly provide that to the Company in order to be able to vote at the Annual Meeting.

Q:  Can I vote by telephone or electronically?

A:	No. You or your legally constituted proxy must vote in person at the meeting.

Q:  Do I have any dissenter’s or appraisal rights?

A:	No. There are no dissenter’s rights or rights of appraisal in connection with the election of directors. No other action is contemplated by the Board for which the Washington Business Corporations Act, our restated articles of incorporation or our amended and restated bylaws provide a right of shareholders to dissent and obtain appraisal of, or payment for, their shares.

Q:  Am I required to take any action?

A:	No action is required of shareholders of record who are not planning to attend the Annual Meeting.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our bylaws provide that the Board determines by resolution the number of directors, which is currently set at six. Each director will be elected to serve until such time as a successor is elected and qualified, subject to his or her earlier resignation or removal.

Pursuant to the Third Amended and Restated Contribution and Stockholders Agreement dated as of February 14, 2005, among Accenture, Microsoft and Avanade (the “Contribution Agreement”), until we complete an initial public offering of our common stock, Accenture has the right to designate four directors, subject to limited consent rights of Microsoft, Microsoft has the right to designate one director after consultation with Accenture, and our Chief Executive Officer is designated as the sixth director. In accordance with the Contribution Agreement, the following individuals have been properly designated by Accenture for election to the Board:

Pamela J. Craig;

Karl-Heinz Flöther;

Robert N. Frerichs; and

Basilio Rueda.

Also in accordance with the Contribution Agreement, Microsoft has properly designated

Simon Witts

for election to the Board, and, as our Chief Executive Officer,

Mitchell C. Hill

is designated for election to the Board. Each of the director nominees currently serves as a director and has consented to continue serving as a director if elected. Information regarding each of the above director nominees is set forth below under the heading “Information about Directors.”

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

OUR BOARD OF DIRECTORS HAS RECOMMENDED A VOTE “FOR” ELECTING THE SIX DIRECTOR NOMINEES TO SERVE UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

Arrangements as to Selection and Nomination of Directors

Pursuant to agreements among Avanade and certain of its shareholders, described below, Accenture, Microsoft and certain current and former employees who collectively hold approximately 95.2% of the shares entitled to vote at the Annual Meeting have agreed to vote for Proposal No. 1 with respect to the election of directors at the Annual Meeting. Accordingly, each of the six director nominees listed above will be re-elected to the Board.

Contribution Agreement

As described above, pursuant to the Contribution Agreement, Accenture and Microsoft have agreed to vote all of their shares for Proposal No. 1 with respect to the election of directors at the Annual Meeting. Accenture and Microsoft hold shares representing 74.2% and 19.4%, respectively, of the shares entitled to vote at the Annual Meeting.

Voting Agreements

Pursuant to the Employee Stockholders Agreement, dated as of August 4, 2000, by and among Avanade, Accenture, Microsoft and certain Avanade employees (the “Employee Stockholders Agreement”), those employees have agreed to vote all of their outstanding shares of common stock in proportion to how Accenture and Microsoft vote their shares of Convertible Series A preferred stock on all matters, including with respect to the election of directors. In addition, all current and former employees who exercise options to purchase common stock under our Employee Stock Option Plan or our 2000 Stock Incentive Plan sign a representation statement at the time of exercise, pursuant to which they agree to be bound by the voting provisions of the Employee Stockholders Agreement under certain circumstances, including if they hold their shares through a semi-annual put/call window without the Company repurchasing them and provided our Board does not extend the date on which they become bound. As of the record date, 13 current and former employees holding 1.7% of the shares entitled to vote at the Annual Meeting are subject to those provisions of the Employee Stockholders Agreement.

INFORMATION ABOUT DIRECTORS

Robert N. Frerichs, 55, has been a director since 2004 and became Chairman of the Board in May 2006. Mr. Frerichs has been Accenture’s chief risk officer since September 2004. From November 2003 to September 2004, he was the chief operating officer of Accenture’s Communication & High Tech operating group. From August 2001 to November 2003, Mr. Frerichs led the market maker team for Accenture’s Communications & High Tech operating group. Mr. Frerichs was designated by Accenture pursuant to the Contribution Agreement to stand for election as a director at the Annual Meeting.

Pamela J. Craig, 50, has been a director since February 2006. Ms. Craig has been with Accenture for 25 years and its chief financial officer since October 2006. From March 2004 to October 2006, she was Accenture’s senior vice president — Finance. Prior to that, she was group director — Business Operations & Services from March 2003 to March 2004, and managing partner — Global Business Operations from June 2001 to March 2003. Ms. Craig was designated by Accenture pursuant to the Contribution Agreement to stand for election as a director at the Annual Meeting.

Karl-Heinz Flöther, 55, has been a director since May 2006. Mr. Flöther currently serves as the group chief executive — Systems Integration, Technology & Delivery at Accenture, a position he has held since May 2005. From December 1999 to May 2005, Mr. Flöther was the group chief executive — Financial Services operating group at Accenture. He also served as a member of Accenture’s Board of Directors from June 2001 to February 2004. Mr. Flöther was designated by Accenture pursuant to the Contribution Agreement to stand for election as a director at the Annual Meeting.

Mitchell C. Hill, 49, has been our Chief Executive Officer and a director since 2000. In July 2005, Accenture appointed Mr. Hill as its primary representative, which is an unpaid position, to facilitate the further development of the Accenture and Microsoft relationship. Pursuant to the Contribution Agreement, Mr. Hill was designated to stand for election as a director at the Annual Meeting due to his position as our Chief Executive Officer.

Basilio Rueda, 52, has been a director since 2003.  Mr. Rueda has been Senior Managing Director of Accenture’s Global Delivery Network since 2004. In addition, since June 2005, he has been Accenture’s Chief Operations Officer of Systems Integration & Technology. Mr. Rueda was Accenture’s Managing Partner for Global Technology Solutions from 2003 to 2004, and from November 2000 to April 2003, he was the managing partner for Coritel and BPM, Accenture subsidiaries in Spain for technology and outsourcing. Mr. Rueda was designated by Accenture pursuant to the Contribution Agreement to stand for election as a director at the Annual Meeting.

Simon Witts, 45, has been a director since 2005.  Mr. Witts has been employed by Microsoft since 1992, and is currently its Corporate Vice President of the Enterprise and Partner Group, responsible for Microsoft’s Enterprise Business worldwide, a position he has held since 2003. He was the Vice President, Sales & Marketing Europe, Middle East & Africa for Microsoft from 2000 to 2003. Mr. Witts was designated by Microsoft pursuant to the Contribution Agreement to stand for election as a director.

CORPORATE GOVERNANCE

Board Composition

As discussed above, Accenture and Microsoft designate for election all of the members of our Board, other than our Chief Executive Officer. Our stock is not listed on a securities exchange or traded in an inter-dealer quotation system, and thus we are not subject to their independence standards for directors. Since disclosure is required under Securities and Exchange Commission (“SEC”) rules, we will state that our Board would not be likely to determine that our directors are independent under, for example, the standards of The Nasdaq Stock Market Inc. (“Nasdaq”) due to the fact that all of our directors are employees of ours, Accenture or Microsoft. There is a controlled company exemption, however, to Nasdaq’s requirements that listed issuers have a majority of independent directors on the board, as well as compensation and nominating committees comprised entirely of independent directors. We believe that the exemption would apply to us, as Accenture holds more than 50% of our voting power. The exemption, however, does not apply to Nasdaq’s requirement that listed issuers have an audit committee comprised entirely of independent directors, and, as stated above, our Audit Committee members would not be deemed to be independent under Nasdaq’s independence standards.

Board and Committee Meetings

The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings, and each annual meeting of shareholders. Directors are also expected to become familiar with our management team and operations as a basis for discharging their oversight responsibilities. During the 2007 fiscal year, the Board held five meetings. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and any Board committee on which he or she served during the fiscal year. All of the Board members then serving attended our 2007 Annual Meeting of Shareholders, although four were physically present and two were connected remotely.

Committees

The Board maintains an Audit Committee and a Compensation Committee. Each of the committees operates pursuant to a written charter. The Compensation Committee charter is attached as an appendix to this Information Statement, and the Audit Committee charter was similarly attached to the Information Statement for the 2007 Annual Meeting of Shareholders.

The Board does not maintain a nominating committee. The Board believes it is appropriate not to have a nominating committee, as the directors are nominated for election in accordance with the Contribution Agreement, as described above under the heading “Proposal No. 1: Election of Directors — Arrangements as to the Selection and Nomination of Directors.”

Audit Committee

The Audit Committee was established by the Board for the purpose of assisting the Board in its general oversight of: (1) the quality and integrity of the Company’s accounting and reporting practices and controls, and its financial statements and reports; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; and (4) the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee members are Pamela J. Craig (Chair) and Robert N. Frerichs. As Accenture’s chief financial officer, Ms. Craig would be determined to be an audit committee financial expert, although she likely would not be determined to be independent under the Nasdaq standards due to her employment relationship with Accenture. Because our stock is not listed on a securities exchange and we are a majority-owned subsidiary of Accenture Ltd, our Audit Committee members are not required to meet the independence and experience requirements set by a securities exchange or the SEC’s independence requirements set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board will continue to monitor and assess the Audit Committee membership on a regular basis to assure its ability to serve the Company effectively. The Audit Committee held five meetings during the 2007 fiscal year.

Compensation Committee

The Compensation Committee consists of two directors: Karl-Heinz Flöther, designated by Accenture, and Simon Witts, designated by Microsoft. Our option plans state that they will be administered by the Board and/or a committee comprised of one director designated by Microsoft and one director designated by Accenture until the effective date of a qualified initial public offering of our common stock; provided Microsoft and Accenture each continue to own, directly or indirectly, shares representing at least 20% of the voting power of all our outstanding shares. The Compensation Committee held three meetings during the 2007 fiscal year.

Processes and Procedures for the Consideration and Determination of Executive and Director Compensation

The Compensation Committee plays a key role in designing and administering the executive officer compensation programs. The Committee approves all principal elements of compensation to our Chief Executive Officer and other executive officers and oversees the administration of our Employee Stock Option Plan, 2000 Stock Incentive Plan, and Long-Term Incentive Plan. The Committee has the authority to review, on a periodic basis, and take steps to modify the operation of our executive compensation programs and our policies regarding management perquisites. The Company’s executive officers assist the Committee by supplying data and analysis, and certain officers (including our Chief Executive Officer) attend Committee meetings, except for the executive session portion of any meeting where management is excluded. Under each of our equity compensation plans, to the extent permitted under applicable law, the Committee is permitted to delegate to an officer the authority to grant awards to certain non-executive employees.

During the 2007 fiscal year, the Compensation Committee held three meetings and reported its activities to the full Board. The Compensation Committee held a meeting in July 2006 to review the executive officer compensation components for the 2007 fiscal year. The Committee reviewed each executive officer’s base salary adjustments, bonus payouts, stock option grants and stock appreciation right grants for the prior three years. The Compensation Committee also reviewed an external market compensation analysis prepared by our Global Compensation team, focusing on executive officer total cash compensation and based on data from commercially available surveys on executive compensation within the technology industry. The Compensation Committee then considered the Chief Executive Officer’s recommendations for each of the other executive officer’s base salary increases, bonus payouts, and stock appreciation right grants for the 2007 fiscal year. When determining the amount and mix of compensation components for executive officers, the Compensation Committee relies upon its judgment and our Chief Executive Officer’s judgment about the performance and experience of each executive officer, the scope and strategic impact of the officer’s responsibilities, and the Company’s long-term goals and strategies. As a follow up to the July 2006 meeting, the Compensation Committee met on November 6, 2006 to discuss its executive officer compensation recommendations for the 2007 fiscal year with the Board of Directors. At this meeting, in a session from which our Chief Executive Officer was excluded, the Compensation Committee discussed and recommended the compensation package for our Chief Executive Officer that the Board of Directors approved.

We do not compensate our directors for their services as directors or as members of committees of the Board, but do reimburse them for their reasonable travel expenses incurred to attend meetings.

Compensation Committee Interlocks and Insider Participation

Non-employee directors Karl-Heinz Flöther, who is an executive officer of Accenture Ltd, and Simon Witts, who is an employee of Microsoft Corporation, served as members of the Compensation Committee during the fiscal year.

Revenues before reimbursements from engagements with Accenture and Microsoft in the 2007 fiscal year were approximately $400.4 million and $40.2 million, respectively. We incurred related-party expenses of approximately $51.4 million and $3.6 million in the 2007 fiscal year, including approximately $47.4 million for sub-contracting professional services expenses, with respect to Accenture and Microsoft, respectively. At August 31, 2007, the net amount due from Accenture and Microsoft was approximately $48.1 million and $6.6 million, respectively, and approximately $35.5 million and $6.0 million had not yet been billed for services to Accenture and Microsoft, respectively.

We sublease our Seattle, Washington office space from Microsoft under an agreement that terminates in February 2009. During the 2007 fiscal year, we incurred approximately $1.8 million in net rent expense under the sublease agreement. We paid Microsoft a total of approximately $2.4 million for the fiscal year, and Accenture paid us approximately $0.6 million to sublease a portion of the office space, effectively decreasing our rent expense under the Microsoft sublease agreement to approximately $1.8 million. During the 2008 fiscal year, we expect to pay Microsoft approximately $2.7 million and that Accenture will pay us approximately $0.7 million to sublease a portion of the office space, resulting in net rent expense of approximately $2.0 million. We sublease our Chicago, Australia, Germany, France and Spain office space from Accenture on a month-to-month basis. The terms of the subleases vary, but the rent incurred on leases with related parties approximates market rates for similar leases. We also rent, on an as needed basis, desk space available in Accenture offices at rates that vary each month based on the amount of space we occupy.

Code of Business Ethics

A copy of our Code of Business Ethics can be found on our website at www.avanade.com/about/invest.aspx. If the Board grants any waivers from the Code of Business Ethics to any of the directors or executive officers, or if we amend the Code of Business Ethics, we will disclose these matters through the Investor Relations section of the website. Printed copies of all of these materials are also available upon written request to the Investor Relations Department, Avanade Inc., 2211 Elliott Avenue, Seattle, Washington, 98121.

Communicating with the Board

The Board welcomes your questions and comments. If you would like to communicate directly with the Board, you may submit your communication to the General Counsel and Secretary, Avanade Inc., 2211 Elliott Avenue, Seattle, Washington, 98121. Our General Counsel will forward legitimate communications and concerns related to matters that are the responsibility of, or regularly addressed by, the Board. We have also established mechanisms for communicating concerns or questions to our compliance office. You may direct any such concerns by calling the Avanade Business Ethics Line at +1 (888) 310-7733. Our Code of Business Ethics and underlying policies prohibit any retaliation or other adverse action against anyone for reports of concerns that are made in good faith. If you wish to raise your concern in an anonymous manner, you may do so through the Avanade Business Ethics Line.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 30, 2007, the beneficial ownership of our Convertible Series A preferred stock and common stock for (i) each of our directors and director nominees, (ii) each of our named executive officers, (iii) each person known to us to be the beneficial owner of more than 5% of either class of our voting securities and (iv) our directors and executive officers as a group. Except as indicated in the footnotes to the table, we believe all such interests are owned directly, and the person has sole voting and investment power, except to the extent they share that power with their spouse.

	Convertible Series A					Common Stock —
	Preferred Stock		Common Stock			Fully Diluted Basis
	Stock	% of Class	Stock		% of Class	Stock		% of Class
	Beneficially	Beneficially	Beneficially		Beneficially	Beneficially		Beneficially
Name and Address of Beneficial Owner	Owned(1)	Owned	Owned(1)		Owned	Owned		Owned(2)

Robert N. Frerichs	—	—	—		—	—		—
Pamela J. Craig	—	—	—		—	—		—
Karl-Heinz Flöther	—	—	—		—	—		—
Mitchell C. Hill	—	—	2,396,167	(3)	35.5	2,396,167	(3)	2.6
Basilio Rueda	—	—	—		—	—		—
Simon Witts	—	—	—		—	—		—
Dennis K. Knapp	—	—	430,000	(4)	7.8	430,000	(4)	*
Ashish Kumar	—	—	500,000	(5)	9.1	500,000	(5)	*
Adam Warby	—	—	890,000	(6)	15.2	890,000	(6)	*
Andrew White	—	—	1,000,000	(7)	17.2	1,000,000	(7)	1.1
Accenture, 1661 Page Mill Road, Palo Alto, CA 94304	59,271,768	79.3	59,271,868	(8)	92.0	59,271,868	(8)	63.4
Microsoft, One Microsoft Way, Redmond, WA 98052	15,479,135	20.7	15,479,234	(9)	74.9	15,479,234	(9)	16.6
All directors and executive officers as a group (12 persons)	—	—	5,756,167	(10)	63.6	5,756,167	(10)	6.2

*	Less than 1%

(1)	Beneficial ownership is determined according to the SEC’s rules and generally requires that a person have or share voting or investment power with respect to the securities in question. As of the date of this table, we had 74,750,903 shares of Convertible Series A preferred stock and 5,176,821 shares of common stock issued and outstanding. Shares of common stock issuable upon the exercise of options or the conversion of preferred stock that are exercisable or convertible, respectively, within 60 days of the date of this table are deemed to be beneficially owned by the holder of such securities but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other shareholder.

(2)	In order to present more representative ownership percentages (given the limited numbers of shares of our common stock outstanding relative to the number issuable upon the exercise of options or the conversion of preferred stock), for purposes of this column only, shares of common stock issuable upon the exercise of options or the conversion of preferred stock that are exercisable or convertible, respectively, within 60 days of the date of this table are deemed to be outstanding for all shareholders.

(3)	Includes 1,567,334 shares of common stock that may be acquired within 60 days upon the exercise of options. We repurchased 240,000 shares of common stock at Mr. Hill’s election effective December 10, 2007.

(4)	Includes 330,000 shares of common stock that may be acquired within 60 days upon the exercise of options. The shares are held subject to the voting provisions of the Employee Stockholders Agreement.

(5)	Includes 300,000 shares of common stock that may be acquired within 60 days upon the exercise of options. The shares are held subject to the voting provisions of the Employee Stockholders Agreement.

(6)	Includes 690,000 shares of common stock that may be acquired within 60 days upon the exercise of options. The shares are held subject to the voting provisions of the Employee Stockholders Agreement. We repurchased 200,000 shares of common stock at Mr. Warby’s election effective December 10, 2007.

(7)	Includes 650,000 shares of common stock that may be acquired within 60 days upon the exercise of options. The shares are held subject to the voting provisions of the Employee Stockholders Agreement. We repurchased 50,000 shares of common stock at Mr. White’s election effective December 10, 2007.

(8)	Includes 51,000,000 shares of Convertible Series A preferred stock owned by Accenture LLP and 8,271,768 shares of Convertible Series A preferred stock owned by Accenture International SARL. Accenture LLP also owns 100 shares of common stock.

(9)	Includes 14,343,008 shares of Convertible Series A preferred stock owned by Microsoft AVN Holdings, Inc. and 1,136,127 shares of Convertible Series A preferred stock owned by Microsoft Corporation. Microsoft AVN Holdings, Inc. also owns 99 shares of common stock.

(10)	Includes 3,877,334 shares of common stock that may be acquired within 60 days upon the exercise of options.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Executive Compensation Program Objectives and Overview

The Company’s current executive compensation programs are intended to achieve three fundamental objectives: (1) attract and retain qualified executive officers; (2) motivate performance to achieve specific short and long-term strategic and operating objectives of the Company; and (3) motivate performance by aligning executive officers’ interests with the Company’s future financial performance.

The material elements of our current executive compensation program for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers, together referred to herein as the named executive officers or NEOs, include a base salary, an annual bonus opportunity, perquisites, cash-settled stock appreciation rights, which we refer to as Avanade valuation units or AVUs, and retirement benefits. In addition, our compensation program includes severance protection for certain actual or constructive terminations of employment and other post-termination benefits payable upon retirement, death or disability.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation	Objective(s)

Base Salary	— Attract and retain qualified executive officers
— Recognize and reinforce a “pay for performance” culture through merit based and promotion adjustments
— Establish an appropriate balance between guaranteed and “at risk” compensation
Bonus Compensation	— Attract and retain qualified executive officers
— Motivate and focus our executive officers on the achievement of specific geographic area and Company performance objectives
— Align increases in compensation expense with Company growth, as the aggregate cost of the program is commensurate with our ability to pay
Perquisites and Personal Benefits	— Attract and retain qualified executive officers
Equity-Based Compensation	— Attract and retain qualified executive officers
(Avanade valuation units)	— Motivate executive performance to achieve Company growth
— Align management’s long-term interests with the Company’s future financial performance
Retirement Benefits (401(k))	— Attract and retain qualified executive officers
Severance and Other Benefits upon Termination of Employment	— Attract and retain qualified executive officers

As indicated in the table above, base salaries, perquisites and personal benefits, retirement benefits and severance and other termination benefits are all primarily intended to attract and retain qualified executive officers. With the exception of merit based or promotion related increases in base salary (and the benefits determined by reference to base salary), these are the elements of our current executive compensation program where the value of the benefit in any given year is not dependent on performance. We believe that in order to attract and retain top-caliber executive officers, we need to provide executive officers with predictable benefit amounts that reward each executive’s continued service. Some of the elements, such as base salary, bonus compensation and perquisites and personal benefits, are generally paid out on a short-term (annual) or current basis. The other elements are generally paid out on a longer-term basis. For example, Avanade valuation units generally vest and are paid out over four years following the date of the award. We believe that this mix of long-term and short-term elements allows us to achieve our dual goals of attracting and retaining executives, with the longer-term benefits geared toward retention and the short-term awards focused on recruitment.

Annual bonuses payable to our named executive officers under the Executive Bonus Program are intended to motivate their performance to increase operating income and achieve specific geographic area and Company performance objectives. As explained in more detail under “Grants of Plan-Based Awards — Avanade Executive Bonus Program,” an executive officer was eligible to earn a bonus of up to 40% of base salary if the Company achieved specified operating income targets. Basing bonuses on achievement of operating income targets provides an incentive for the executive officers to continue the Company’s growth while also helping to keep Company-wide compensation in line with overall growth. We also believe the bonuses paid under our Executive Bonus Program help us to attract and retain executive officers.

Our equity-based compensation is primarily intended to align named executive officers’ long-term interests with the Company’s future financial performance. We believe awards of AVUs help to motivate performance toward achieving Company growth that is reflected in an increase in the estimated fair value of our common stock. This element of our current executive compensation program is designed to reward performance and contribution to the Company’s success, and therefore the value of this benefit is dependent on increases in the Company’s estimated fair value. Equity-based compensation is paid out or earned on a longer-term basis than cash compensation, and is designed to reward performance over the term of the award. In addition, in light of the fact that we discontinued granting stock options to employees in 2005 for reasons related to the change in accounting treatment of options and the fact that our common stock is not publicly traded, we grant Avanade valuation units in order to help us attract and retain executive officers.

The Compensation Committee reviews our general philosophy to ensure that annual bonus and equity compensation are consistent with sound corporate governance principles, as well as competitive compensation practices. The Compensation Committee believes incentive compensation should fluctuate with the Company’s success in achieving financial and other goals. Thus, the payout of bonuses under the Executive Bonus Program depends on the Company realizing certain operating income targets sufficient to allow the Company to make those payments, and the payout of Avanade valuation units in any calendar year cannot exceed a cap of 12% of operating income. The Committee believes that the Company should continue to use long-term compensation, such as Avanade valuation units, to align shareholder and executive officers’ interests.

Compensation Evaluation Processes and Criteria

Evaluation Process

The Compensation Committee annually reviews the compensation packages for our executive officers, which includes performing an analysis of all elements of compensation separately and in the aggregate. In establishing compensation levels for each executive officer the Compensation Committee reviews internal and external market compensation analyses prepared by our Global Compensation team.

Our Global Compensation team annually conducts a competitive analysis of the compensation paid to our executive officers and reviews the compensation practices within the overall high-tech industry. As in prior years, the analysis for the 2007 fiscal year measured our compensation targets and actual results against information from commercially available surveys on executive compensation within the technology industry, tailored to our relative level of annual revenue and company size, which were generated by the 2006 Radford Executive Survey and Towers Perrin INSitE Executive Survey. Both surveys report base salary, short-term incentive and long-term incentive data collected from technology companies.

The benchmark data collected by our Global Compensation team is one of several factors used to evaluate and recommend adjustments to executive officer cash compensation. Base pay and cash incentives are generally targeted to the 65th percentile of total cash compensation provided to executive officers in similar positions at companies included in the executive survey review. For the 2007 fiscal year, the data from the benchmarks generally suggested that, with respect to total cash compensation, the compensation projected to be paid to our named executive officers compared reasonably to the total cash compensation of the executives in the survey. Total cash compensation was at or above the 50th percentile for our Chief Executive Officer and at or above the 65th percentile for our other named executive officers, other than our Chief Financial Officer. Because we are a privately-held company, our Chief Financial Officer’s duties were deemed not to be comparable enough to those of the executives in similar positions who were included in the survey for the data to be a factor in his compensation adjustment recommendation.

The Compensation Committee held a meeting in July 2006 to review the executive officer compensation components. The Committee reviewed each NEO’s base salary increases, bonus payouts, stock option grants and AVU grants for the prior three years. The Compensation Committee also reviewed the external market compensation analysis prepared by our Global Compensation team. The Compensation Committee then considered our Chief Executive Officer’s recommendations for each of the other NEO’s base salary increases, bonus payouts, and AVU grants for the 2007 fiscal year. As a follow up to this meeting, the Compensation Committee met on November 6, 2006 to discuss its NEO compensation component recommendations for the 2007 fiscal year with the Board of Directors. At this meeting, in a session from which our Chief Executive Officer was excluded, the Compensation Committee discussed and recommended the compensation package for our Chief Executive Officer that the Board of Directors approved.

The Compensation Committee anticipates that it will continue to conduct similar annual reviews of our executive officer compensation, although we anticipate modifying the external market compensation analysis to focus more on executives in the professional services industry.

Evaluation Criteria

Although the Compensation Committee reviews the external market compensation analysis, when determining the amount and mix of compensation components for each named executive officer, the Compensation Committee considers various factors in exercising its discretion, including its judgment about the performance of each individual executive officer. This flexibility is particularly important in designing compensation arrangements to attract and retain executive officers in a highly competitive, rapidly changing market. In approving final compensation levels for our named executive officers for the 2007 fiscal year, the Compensation Committee also considered factors such as:

•	the scope and strategic impact of the named executive officer’s responsibilities;

•	our past business and segment performance and future expectations;

•	our long-term goals and strategies;

•	the performance and experience of each individual;

•	past salary levels of each individual and of our executive officers as a group;

•	relative levels of pay among the executive officers;

•	the amount of base salary in the context of the executive officer’s total compensation and other benefits;

•	for each executive officer, other than our Chief Executive Officer, the evaluations and recommendations of our Chief Executive Officer; and

•	the competitiveness of the total cash compensation relative to the data collected by our Global Compensation team.

Current Named Executive Officer Compensation Program Elements

Base Salaries

Like most companies, Avanade’s policy is to pay our executives’ base salaries in cash.

The base salaries of all of our named executive officers are reviewed annually by the Compensation Committee, which may make adjustments for promotions and merit increases based upon, in the case of all our named executive officers other than Mr. Hill, our Chief Executive Officer’s assessment of their performance, including an assessment of each individual’s contribution to our annual objectives.

Salary levels for each of our executive officers are generally targeted at the 65th percentile of salaries that the Compensation Committee and our Chief Executive Officer believe are paid to executive officers with comparable responsibilities, based on the review of our Global Compensation team’s external market compensation analysis. Each year the Compensation Committee reviews variances between the salary levels for each of our executive officers and the levels that the Committee believes are paid to comparable officers at other high-tech companies, and determines, in its discretion, individual salary adjustments after considering the factors described above, although no relative weights or rankings are assigned to these factors. In setting the base salary for our named executive officers, other than our Chief Executive Officer, the Compensation Committee also considers the recommendations of our Chief Executive Officer.

For the 2007 fiscal year, Mr. Hill’s annual base salary was set at $655,000, which was an increase of $30,000 over the prior year due to the Company achieving 95% of an aggressive 2006 fiscal year operating income target and meeting its revenue targets and in order to maintain a competitive base salary at least at the 65th percentile of executive officers at high-tech companies. Mr. Knapp’s annual base salary was $285,000, which represented an increase of $20,000 from the previous year due to Company meeting 95% of its 2006 fiscal year operating income target and to reflect his performance managing the financial reporting function and controlling general and administrative costs during the year. Mr. Kumar’s base salary was increased by $20,000 to $395,000 in order to recognize his contribution to the Company’s overall results but more specifically to reward his contribution to the expansion of the Company’s service offerings. Mr. Warby’s annual base salary for the 2007 fiscal year was set at £240,000, an increase of £20,000 based on his performance for the prior year and responsibility for Global Sales and Marketing, but also to attempt to keep his base salary at a competitive level in light of salary inflation in the London market. Finally, Mr. White’s annual base salary for the fiscal year was £260,000, which was also a £20,000 increase due to his leadership of the European segment and the segment’s performance against operating income and revenue targets in the 2006 fiscal year, and again to maintain competitive salary levels due to the salary pressure in the London market.

As further discussed in the narrative to the Summary Compensation Table, on May 23, 2007, our Board resolved that our fiscal year that began on October 1, 2006 would end on August 31, 2007, rather than September 30, 2007. The compensation reported in the executive compensation tables below for each of the named executive officers, including the base salary reported in the designated column of the Summary Compensation Table, represents the amount that was earned by, awarded to and/or paid to the officer for the eleven months ended August 31, 2007, which we refer to herein as the 2007 fiscal year. Our 2008 fiscal year began on September 1, 2007 and will end on August 31, 2008.

Annual Bonuses

Avanade policy is to pay any annual bonuses to the named executive officers in cash; provided they are still employed when bonus payments are made, generally 45 to 90 days after the end of the fiscal year.

Each of our named executive officers participates in our Executive Bonus Program. A participant was eligible to earn a bonus equal to up to 20% of base salary for achieving between 85% and 100% of a budgeted operating income target. If the target bonus was 100% earned, then the participant became eligible for a stretch bonus equal to up to an additional 20% of base salary if stretch operating income targets were 100% achieved (i.e., there is no partial award for the stretch bonus).

Messrs. Hill, Knapp and Kumar earn bonuses for achievement of Company-wide operating income targets. Customarily, a general manager of a geographic area earns target bonus and the first half of his stretch bonus upon achievement of operating income targets for his geographic area and the remainder of his stretch bonus if the Company-wide stretch operating income target is achieved. Although Messrs. Warby and White both served in the role of General Manager, Europe during the 2007 fiscal year (with Mr. Warby assuming the duties from Mr. White, who became our Chief Operating Officer in February 2007), on the advice of our Chief Executive Officer, the Compensation Committee determined that each would earn bonuses for the achievement of Company-wide targets due to the fact that the position change occurred mid-year and the importance of the additional duties of their respective positions to the Company as a whole. For the 2008 fiscal year, we anticipate that Mr. Warby’s bonus will instead be calculated based on his role as General Manager, Europe.

The operating income targets are set annually based on the Avanade budget approved by the Board and not changed unless there is an acquisition or disposition of a significant amount of assets or other significant change in the Company’s business. With respect to the 2008 Executive Bonus Program, any change must be approved by our Chief Executive Officer and Chief Financial Officer, as

well as the Board and Compensation Committee. There were no target modifications made for the 2007 Executive Bonus Program. For the 2007 Executive Bonus Program, the Company, as a whole, and the Americas and Asia business segments achieved 100% of the budgeted and stretch operating income targets. The European business segment achieved 100% of the budgeted operating income target, but did not meet the stretch target.

In light of the change to our fiscal year-end, awards under the Executive Bonus Program remained based on meeting operating income targets as of our historical fiscal year-end date, September 30, 2007. As a result, annual bonuses were not earned during the 2007 fiscal year and thus not reported in the Summary Compensation Table. As described above, all of our named executive officers’ annual bonuses were measured on the Company-wide results for the 2007 Executive Bonus Program, and therefore, each earned 40% of base salary based on the Company meeting both its budgeted and stretch operating income targets as of September 30, 2007. As reported in Footnote 1 and the narrative to the Grants of Plan-Based Awards table, Messrs. Hill, Knapp, Kumar, Warby and White will receive, in December 2007, annual bonuses of $262,000, $114,000, $158,000, $188,640 and $204,360, respectively.

Annual bonuses earned under the Executive Bonus Program for the 2008 fiscal year will be based on meeting operating income targets on August 31, 2008. For the 2008 fiscal year, the Compensation Committee has determined that participants will be eligible to earn bonuses equal to up to 50% of base salary. The payment structure for the 2008 fiscal year as a percentage of base salary is shown in table below, assuming that Mr. Warby’s bonus will be calculated based on his role as General Manager, Europe. As General Manager, Europe, his target bonus and the first half of his stretch bonus will be based on achieving European operating income targets, and the remainder of his stretch bonus will be based on achieving the Company-wide stretch operating income target. The other named executive officers will earn bonuses based on achieving Company-wide operating income targets.

	GM, Europe		Other NEOs
Operating Income	Company	Europe	Company

85% Target	N/A	12.5% base salary	12.5% base salary

100% Target	N/A	25% base salary	25% base salary

100% Stretch	25% base salary (if Europe 100% target, but not 100% stretch)	37.5% base salary (if Company not 100% stretch) 50% base salary (if Company 100% stretch)	50% base salary

The budgeted operating income targets for Asia, Europe, the Americas and the Company are set at levels that are based on the Company’s internal operating plan and believed to be aggressive, and the stretch operating income targets for Asia, Europe, the Americas and the Company are at levels that are slightly higher than the budgeted targets. Thus, there is considerable risk to the named executive officers that payments will not be made at all or will be made at less than 50% of base salary. For the past two years, the operating income targets have represented double-digit growth, and the Company or one or more of the geographic areas did not meet the target and/or stretch operating income targets. This uncertainty ensures that any payments under the program are truly performance-based.

The Company does not publicly disclose specific operating income targets, as its budget and operating plan are highly confidential. The Company believes that disclosure of the specific operating income targets that its competitors could not otherwise obtain would provide them with substantial insight into the Company’s plans for expansion globally and by geographic region, as well as insight into its cost structure and employee and capital requirements for the 2008 fiscal year, and that public disclosure of the specific operating income targets would thus be likely to cause substantial harm to the Company’s competitive position.

Perquisites

In addition to base salaries and annual bonus opportunities, the Company provides our named executive officers with certain perquisites and personal benefits. We believe that perquisites and personal benefits are often a tax-advantaged way to provide the named executive officers with additional annual compensation that supplements their base salaries and bonus opportunities and helps us to provide a competitive compensation package. As the Company’s objective with respect to perquisites is to attract and retain qualified executive officers, practices vary by geographic area; for example, Messrs. Warby and White each received a car allowance, as that is a common executive compensation practice in their geographic area. When determining each named executive officer’s base salary, either by contract or otherwise, we take into consideration the value of the officer’s perquisites and personal benefits.

We provide an extended benefits program to all U.S. and U.K. employees, which allows them to be reimbursed by the Company for the expense of their choice of items from an enumerated list of expenses that they might incur out of convenience or in order to relax and maintain better health, such as parking expenses, health club fees or MP3 players. Our named executive officers were eligible for reimbursement of up to a maximum amount of $2,000 for Messrs. Hill, Knapp and Kumar and £1,900 for Messrs. Warby and White during the last fiscal year.

The perquisites and personal benefits paid to each named executive officer whose total perquisites equaled or exceeded $10,000 in the 2007 fiscal year are reported in the “All Other Compensation” column of the Summary Compensation Table below, and are further described in the footnote to that column.

Equity-Based Compensation

The Company’s policy is that the named executive officers’ long-term compensation should be linked to increases in the estimated fair value of the Company’s common stock. We discontinued granting stock options to employees in 2005 for reasons related to the change in accounting treatment of options and due to the fact that our common stock is not publicly traded. In order to continue to attract and retain executives, remain competitive in the marketplace and tie executive’s rewards to overall Company performance, we felt that it was necessary to find a method by which we could still offer an economic interest in the long-term success of the Company, and thus our Long-Term Incentive Plan was established in 2006. Grants of AVUs are designed to reward our executives for assisting the Company in achieving its long-term objectives and to provide a link between an increase in the Company’s fair value and increased compensation.

Under our Long-Term Incentive Plan, the Board or Compensation Committee, as plan administrator, grants AVUs to employees identified by the Compensation Committee. The AVUs have a base value not less than the fair market value of our common stock on the grant date, as determined by the Board, and generally vest 25% on each anniversary of the grant date. Once vested, the holder of an AVU is paid any positive difference between the fair market value of our common stock on the vesting date and the applicable base value for the AVU. The aggregate payment of AVUs vesting in any calendar year cannot exceed 12% of our operating income (before reducing for AVU payments), and the Compensation Committee may reduce the amount paid with respect to AVUs for any reason in its sole discretion, but not below zero.

The Compensation Committee recommends for the Board’s approval awards under the plan to management personnel and other key employees as part of the annual performance review process. In determining awards for the 2007 fiscal year, the Committee first considered the overall level of AVU grants Company-wide in the prior fiscal year and approved a total budget for the plan for the 2007 fiscal year. The Committee then reviewed the grants recommended by our CEO for the named executive officers, and reviewed their prior year awards, the estimated cash value of the recipient’s AVU awards vesting in the 2007 fiscal year and what his total compensation for the prior fiscal year would have been if that estimated cash value of vesting AVUs were added to his total cash compensation. In formulating his recommendations for grants to the named executive officers, our CEO reviewed their prior year grants and the aggregate budget for their seniority level.

In November 2006, based on their review, the Committee recommended for the Board’s approval a grant to Mr. Hill of 200,000 AVUs, a grant to Mr. Knapp of 65,000 AVUs and a grant of 70,000 AVUs to each of Messrs. Kumar, Warby and White. In determining the size of the awards, the Committee was more focused on consistency with the prior year’s grant amounts and amongst the executive officers, other than our CEO, and less focused on external market data, which has limited comparability since there is not a public market for our common stock. Mr. Knapp’s award was slightly smaller than those made to our other NEOs to reflect the fact that his position is not client-facing. With respect to the size of Mr. Hill’s grant, the Committee’s judgment on the other factors described under “Evaluation Criteria” above and its desire to make a grant that reflected his integral role in the Company’s success and the need to maintain his level of involvement assumed primary significance.

Retirement Benefits and Deferred Compensation Opportunities

401(k) Savings Plan/U.K. Plan

We sponsor a retirement plan intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986 and a defined contribution plan for employees in the United Kingdom. Company contributions are discretionary. We elected to make matching contributions equal to up to 3% of an employee’s base salary for each U.S. employee participating in the 401(k) plan and to contribute the equivalent of 10% of base salary for certain U.K. employees over 40 years-old, provided that the employee contributed a minimum of 5% of base salary. For the 2007 fiscal year, we contributed approximately $6,738, $5,794, and $3,176 to the 401(k) plan in matching contributions for Messrs. Hill, Knapp and Kumar, respectively, and approximately $43,230 and $46,833 to the U.K. defined contribution plan in matching contributions for Messrs. Warby and White, respectively.

Deferred Compensation Plan

We also maintain a deferred compensation plan that allows management and highly-compensated employees in the United States to elect to defer base salary, as described in more detail below under “Nonqualified Deferred Compensation.” Deferred compensation is a tax-advantaged means of providing the named executive officers with additional compensation that supplements their base salaries. Our non-tax-qualified deferred compensation plan allows named executive officers to elect to defer base salary; provided that, for any calendar year, the participant must elect to defer at least the greater of $5,000 or 1% of compensation. We do not make any contributions to participant accounts. The participant has the right to direct the investment of amounts in his or her trust account between a number of selected mutual funds. Mr. Kumar is presently the only named executive officer participating in our deferred compensation plan.

Severance and Other Benefits upon Termination of Employment

The termination and change in control provisions contained in our employment agreements with named executive officers and Financial Protection Plan, which we refer to in this Information Statement as the FPP, applicable to the named executive officers were established when the Company was still in the development stage in order to attract and retain key executive officers by providing security in case of involuntary termination following a change in control or certain other corporate transactions. The Company evaluates the level of severance benefits provided on a case-by-case basis and considers the severance protections to be reflective of the time that it takes to secure an executive position and an important part of a named executive officer’s compensation, consistent with competitive practices.

As described in more detail under “Potential Payments upon Termination of Employment or Change in Control” below, the named executive officers may be entitled under the FPP to severance benefits if we eliminate their positions or terminate their employment following certain corporate transactions or if they terminate employment for good reason (as defined under the FPP). Mr. Knapp is entitled, under his employment agreement, to more limited benefits in additional circumstances, not including termination for cause, provided he honors his obligation not to compete after termination, and Messrs. Warby and White in the United Kingdom could receive 12 months base salary following termination for any reason in return for complying with the terms of the covenant contained in their respective non-competition agreements, although in each case the Company can choose to waive the applicable non-competition covenant rather than pay continued salary. Mr. Hill does not participate in the FPP, as he was already entitled to severance benefits under his employment agreement at the time the FPP was adopted. Under his employment agreement, he is entitled to severance benefits for termination without cause by either party, as described in more detail under “Potential Payments upon Termination of Employment or Change in Control” below; such provision and the benefits thereunder being a reflection of the negotiations at the time designed to encourage Mr. Hill to leave a secure position with Accenture in order to join what was then a start-up company. The Company determined that it was appropriate to provide these officers with severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package.

The Company also believes that the occurrence of a change in control transaction could create uncertainty regarding the continued employment of our named executive officers and payout of their equity compensation awards. Many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our named executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are likely to be uncertain, we provide the named executive officers with severance benefits if their employment is terminated by the Company or, in certain cases, by the officer in connection with a change in control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause and that, in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the officer’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

We do not believe that named executive officers should be entitled to receive their cash severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits under the FPP may only be triggered by an actual or constructive termination of employment. Under our Long-Term Incentive Plan, our named executive officers would be entitled to an acceleration of their AVUs vesting within 12 months automatically on a change in control of the Company in order to provide some limited financial protection irrespective of whether the officers are willing and able to assert that some subsequent trigger event has taken place, although payments for AVUs vesting in any calendar year can still not exceed 12% of operating income and are subject to further reduction by the Compensation Committee in its sole discretion. If the surviving corporation following certain change in control transactions would not assume, substitute or replace the outstanding options under our 2000 Stock Incentive Plan, then all the options held by the named executive officers would also fully vest.

As described above, Mr. Kumar is presently the only named executive officer to participate and have a balance under our deferred compensation plan. We do not make any contributions to participant accounts, and participants are fully vested in their respective accounts at all times. Upon termination of employment for any reason, Mr. Kumar would be entitled to payment of his account in cash.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the deductibility for federal income tax purposes of compensation in excess of $1 million to the chief executive officer and the three most highly paid executive officers of a publicly-held corporation during any taxable year. Compensation exceeding $1 million may be deducted for federal income tax purposes if it is paid pursuant to a performance-based, nondiscretionary plan that is approved by shareholders. Treasury regulations provide transitional rules under Section 162(m) for the exclusion of income that results from the exercise of options that were granted prior to the time a corporation became publicly held from an executive officer’s compensation subject to the $1 million limit.

The Company has not compensated its executive officers at a level where there would be a material portion of compensation that would exceed the limit on deductibility set by Section 162(m) and potentially not be tax deductible. The Compensation Committee will exercise its discretion in determining whether to conform compensation plans payable to these executive officers to the deductibility requirements of Section 162(m).

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Information Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Information Statement.

THE COMPENSATION COMMITTEE

Karl-Heinz Flöther
Simon Witts

The report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or incorporates this item therein by reference.

The following Summary Compensation Table sets forth certain summary information concerning the compensation reportable for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers serving at the end of the last completed fiscal year, collectively referred to as the NEOs, for the 11 months ended August 31, 2007, which is referred to as the 2007 fiscal year.

Summary Compensation Table

					Non-Equity
					Incentive
				Option	Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(3)	($)	($)(4)	($)

Mitchell C. Hill	2007	599,167	—	717,835	—	7,345	1,324,347
Chief Executive Officer
Dennis K. Knapp	2007	260,417	—	232,973	—	6,130	499,520
Chief Financial Officer
Ashish Kumar	2007	335,250 (2)	—	279,770	—	3,642	618,662
Chief Technology Officer
Adam Warby	2007	432,300	—	283,507	—	61,993	777,800
Executive VP, Sales and Marketing(1)
Andrew White	2007	468,324	—	292,142	—	71,203	831,669
Chief Operating Officer(1)

(1)	The base salaries of Messrs. Warby and White were £220,000 and £238,333, respectively. All compensation paid or awarded to Messrs. Warby and White in British pounds has been converted to U.S. dollars at an average of the 2007 fiscal year daily rates of approximately £1 to $1.965. Certain of the tax preparation services for Mr. White described below were billed in euros and have been converted to U.S. dollars at a rate of approximately €1 to $1.364 for August 31, 2007, as reported by the Federal Reserve Bank of New York.

(2)	Includes amounts contributed to the Company’s deferred compensation plan.

(3)	Represents the dollar amount recognized for financial reporting purposes for the 2007 fiscal year for cash-settled stock appreciation rights, which we refer to as Avanade valuation units or AVUs, and non-qualified stock options granted prior to the 2007 fiscal year under the 2000 Stock Incentive Plan, which we refer to as the SIP, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R (SFAS 123R). The amounts reported have been adjusted to eliminate the estimates of forfeitures related to service-based vesting conditions used for financial reporting purposes. The other assumptions used in the valuation of such awards are set forth in Note 6 (Share-Based Compensation) to the Consolidated Financial Statements included in the Company’s Transition Report on Form 10-K for the 11 months ended August 31, 2007. For further information on these awards, see the Grants of Plan-Based Awards table.

(4)	Messrs. Warby and White received a car allowance and reimbursement of certain personal expenses through our extended benefits program. For Mr. White, the Company paid for tax preparation and advice provided by a firm other than the Company’s independent registered public accounting firm.

Except as indicated above, all amounts represent the Company’s payments of premiums for life insurance for the officer’s benefit and contributions to defined contribution plans, including the Company’s 401(k) plan and a plan for employees in the United Kingdom. The Company’s matching contributions under the U.K. plan for Messrs. Warby and White were $43,230 and $46,833, respectively.

On May 23, 2007, the Board resolved that our fiscal year that began on October 1, 2006 would end on August 31, 2007, and, from and after that date, our fiscal year would begin on September 1st and end on August 31st of the following year. As a result, the compensation in the table represents the amounts that our NEOs earned, were awarded and/or were paid for the 11 months of the

2007 fiscal year, and does not include the amounts that were earned under our Executive Bonus Program when specified operating income targets were met on September 30, 2007.

The following table supplements the disclosure in the Summary Compensation Table with respect to non-equity incentive plan and cash-settled AVU awards made to the NEOs in the 2007 fiscal year.

Grants of Plan-Based Awards

					All Other
					Option
					Awards:
					Number of	Exercise or	Grant Date
		Estimated Future Payouts under			Securities	Base Price	Fair Value of
		Non-Equity Incentive Plan Awards(1)			Underlying	of Option	Stock and
		Threshold	Target	Maximum	Options	Awards	Option
Name	Grant Date	($)	($)	($)	(#)(2)	($/Sh)	Awards(3)

Mitchell C. Hill		65,500	131,000	262,000
Chief Executive Officer	11/30/06				200,000	7.96	$266,000
Dennis K. Knapp		28,500	57,000	114,000
Chief Financial Officer	11/30/06				65,000	7.96	86,450
Ashish Kumar		39,500	79,000	158,000
Chief Technology Officer	11/30/06				70,000	7.96	93,100
Adam Warby		47,160	94,320	188,640
Executive VP, Sales and	11/30/06				70,000	7.96	93,100
Marketing
Andrew White		51,090	102,180	204,360
Chief Operating Officer	11/30/06				70,000	7.96	93,100

(1)	Consists of awards under the Avanade Executive Bonus Program during the 2007 fiscal year. After fiscal year-end, Messrs. Hill, Knapp, Kumar, Warby and White earned $262,000, $114,000, $158,000, $188,640 and $204,360, respectively, under the program. In light of the Board’s decision on May 23, 2007 to change our fiscal year-end, awards under the program remained based on meeting operating income targets as of our historical fiscal year-end date, September 30, 2007, and therefore these amounts were not earned during the 2007 fiscal year and reportable in the Summary Compensation Table. Amounts earned under the program for the 2008 fiscal year will be based on meeting operating income targets on August 31, 2008.

(2)	Consists of cash-settled AVUs awarded under the Company’s Long-Term Incentive Program. Awards vest 25% on each anniversary of the grant date, and are payable in an amount equal to the number of units vesting multiplied by the difference between the base price and the estimated fair market value in effect on the vesting date, subject to the proviso that aggregate payments for AVUs vesting in any calendar year cannot exceed 12% of operating income (before deducting for AVU payments) and to further reduction by our Compensation Committee in its sole discretion.

(3)	These amounts reflect the value of the award determined in accordance with SFAS 123R as of December 31, 2006, the first date following the grant date for which a full valuation of the Company was performed and the AVU awards were valued for financial reporting purposes.

Avanade Executive Bonus Program

The Avanade Executive Bonus Program is available to our employees whose primary responsibility is managing a geographical area, a business unit or a major department. Participants are not eligible for any other variable compensation programs. A participant was eligible to earn a target bonus equal to up to 20% of base salary for achieving between 85% and 100% of a budgeted operating income target. A 50% bonus would be paid upon achievement of 85% of the budgeted operating income target, accelerating to a 100% bonus upon achievement of 100% of the budgeted operating income target. If the target bonus was 100% earned, then the participant became eligible for a stretch bonus equal to up to an additional 20% of base salary if stretch operating income targets were 100% achieved (i.e., there is no partial award for the stretch bonus).

Operating income, for purposes of the targets discussed above, is defined as income generated from operations excluding income taxes, management and royalty fees or charges, interest income and expense and “other” income and expense items under GAAP. The operating income targets are set annually based on the Avanade budget approved by the Board and not changed unless there is an acquisition or disposition of a significant amount of assets or other significant change in the Company’s business. In the future, any change in the targets will be required to be approved by our Chief Executive Officer and Chief Financial Officer, as well as the Board and Compensation Committee.

In their positions of CEO, CFO and Chief Technology Officer, respectively, Messrs. Hill, Knapp and Kumar earn bonuses for achievement of Company-wide operating income targets. Customarily, a general manager of a geographic area earns target bonus and the first half of his stretch bonus upon achievement of operating targets for his geographic area and the remainder of his stretch bonus (and maximum amount shown in the table above) if the Company-wide stretch operating income target is achieved. Although Messrs. Warby and White both served in the role of General Manager, Europe during the 2007 fiscal year (with Mr. Warby assuming the duties from Mr. White who became our Chief Operating Officer in February 2007), on the advice of our Chief Executive Officer, the Compensation Committee determined that each would earn bonuses for achievement of Company–wide targets due to the fact that the position change occurred mid-year and the importance of the respective additional duties of their positions to the Company as a whole. It is anticipated that Mr. Warby’s bonus for the 2008 fiscal year will instead be calculated based on his role as General Manager, Europe.

As discussed above, awards under the program remained based on meeting operating income targets as of our historical fiscal year-end date, September 30, 2007, and therefore these amounts were not earned during the 2007 fiscal year. After fiscal year-end, Messrs. Hill, Knapp, Kumar, Warby and White earned $262,000, $114,000, $158,000, $188,640 and $204,360, respectively, under the program.

Participation in the program is at management’s discretion, and we reserve the right to make changes to the program during the fiscal year at our discretion. Unless required under local law or provided under our Financial Protection Policy (see “Potential Payments upon Termination of Employment or Change-in-Control” below), the individual must still be employed when bonus payments are made, generally 45 to 90 days after the end of the fiscal year.

Avanade Long-Term Incentive Plan

Under the Avanade Long-Term Incentive Plan, which we refer to in this Information Statement as the LTIP, our Board or Compensation Committee, as plan administrator, grants awards to employees identified by the Compensation Committee, including the NEOs. Awards under the LTIP are granted in the form of AVUs with a base value not less than the fair market value of our common stock on the grant date, as determined by the Board. The awards generally vest 25% on each anniversary of the grant date. Once vested, the holder of an AVU is paid any positive difference between the estimated fair market value of our common stock on the vesting date and the applicable base value for the AVU; provided, however, that (a) the aggregate payment of AVUs vesting in any calendar year cannot exceed 12% of our operating income (before reducing for AVU payments), and (b) the Compensation Committee may reduce the amount paid with respect to AVUs for any reason in its sole discretion, but not below zero. Payments on vested AVUs are made not later than March 15 of the calendar year after the year in which the AVUs vested. The vesting of AVUs may be accelerated upon the occurrence of certain events described under “Potential Payments upon Termination of Employment or Change-in-Control”, and except as described there, unvested AVUs expire upon termination of employment.

Our Board has the authority to amend, alter or discontinue the LTIP at any time in its discretion, but only with the consent of any participant whose rights under an outstanding award would be impaired. Our Compensation Committee has the power to establish the terms and conditions of AVUs, including changing the terms and conditions of any outstanding award, canceling any portion of the AVUs and reducing the payment amount in its sole discretion.

The following table sets forth information concerning the outstanding options and AVUs held at August 31, 2007 by the NEOs.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
					Equity Incentive
					Plan
	Number of		Number of		Awards: Number of
	Securities		Securities		Securities
	Underlying		Underlying		Underlying
	Unexercised		Unexercised		Unexercised	Option
	Options		Options		Unearned	Exercise	Option
	(#)		(#)		Options	Price	Expiration
Name	Exercisable		Unexercisable		(#)	($)	Date

Mitchell C. Hill	1,117,334	(1)				1.50	7/31/2010
Chief Executive Officer	200,000	(2)				2.63	11/04/2013
	250,000	(3)				4.08	9/02/2014
			150,000	(4)		6.14	6/19/2016
			200,000	(5)		7.96	11/30/2016
Dennis K. Knapp	30,000	(1)				1.50	7/31/2010
Chief Financial Officer	50,000	(1)				1.50	8/31//2011
	150,000	(1)				2.88	9/30/2012
	50,000	(2)				2.63	11/05/2013
	50,000	(3)				4.08	11/01/2014
			52,500	(4)		6.14	6/19/2016
			65,000	(5)		7.96	11/30/2016
Ashish Kumar	150,000	(1)				2.88	9/30/2012
Chief Technology Officer	100,000	(2)				2.63	11/05/2013
	50,000	(3)				4.08	11/01/2014
			67,500	(4)		6.14	6/19/2016
			70,000	(5)		7.96	11/30/2016
Adam Warby	215,000	(1)				1.50	7/31/2010
Executive VP,	100,000	(1)				1.50	3/15/2012
Sales and Marketing	175,000	(1)				2.88	9/30/2012
	150,000	(2)				2.63	11/05/2013
	50,000	(3)				4.08	11/01/2014
			67,500	(4)		6.14	6/19/2016
			70,000	(5)		7.96	11/30/2016
Andrew White	400,000	(1)				1.50	9/06/2010
Chief Operating Officer	150,000	(1)				2.88	9/30/2012
	100,000	(3)				4.08	11/01/2014
			67,500	(4)		6.14	6/19/2016
			70,000	(5)		7.96	11/30/2016

(1)	Represent options issued under our SIP plan.

(2)	Represent options issued under our SIP plan that are exercisable but not fully vested. Any shares received that have not vested are subject to repurchase by us at the exercise price paid upon termination of employment or an attempted sale, transfer or other disposition. For Messrs. Hill, Knapp, Kumar and Warby, the remaining 12,500, 3,125, 6,250 and 9,375 of these options, respectively, vested on November 5, 2007.

(3)	Represent options issued under our SIP plan that are exercisable but not fully vested. Any shares received that have not vested are subject to repurchase by us at the exercise price paid upon termination of employment or an attempted sale, transfer or other disposition. These options will continue to vest in equal amounts each month, and, for Messrs. Knapp, Kumar, Warby and White, the remaining, 15,625, 15,625, 15,625 and 31,250 of their options, respectively, will be fully vested on November 1, 2008. The remaining 67,708 of Mr. Hill’s option grant will continue to vest in equal amounts each month until fully vested on September 2, 2008.

(4)	Represent AVUs granted under our LTIP plan. 25% of these awards vested on November 30, 2006, and the remainder of the awards will vest in equal amounts on each of the next three anniversaries of that date. Payment and acceleration of AVUs are discussed above under “Avanade Long-Term Incentive Plan”.

(5)	Represent AVUs granted under our LTIP plan. The awards vest 25% on each anniversary of the November 30, 2006 grant date. Payment and acceleration of AVUs are discussed above under “Avanade Long-Term Incentive Plan”.

The following table sets forth information concerning option exercises and the vesting of AVU awards during the last fiscal year for the NEOs.

Option Exercises and Stock Vested

	Option Awards
	Number of
	Shares	Value
	Acquired on	Realized on
	Exercise	Exercise
Name	(#)	($)

Mitchell C. Hill	132,666	857,022	(1)
Chief Executive Officer	50,000	91,000	(2)
Dennis K. Knapp	17,500	31,850	(2)
Chief Financial Officer
Ashish Kumar	22,500	40,950	(2)
Chief Technology Officer
Adam Warby	22,500	40,950	(2)
Executive VP, Sales and Marketing
Andrew White	22,500	40,950	(2)
Chief Operating Officer

(1)	Amount is the difference between the Board-determined fair market value on the exercise date and the exercise price multiplied by the number of shares of our common stock underlying the options exercised (without netting any shares surrendered to pay the exercise price or taxes).

(2)	Amount is the difference between the Board-determined fair market value on the vesting date and the base price multiplied by the number of shares of our common stock underlying the AVUs vesting. AVUs are cash-settled, and the NEOs did not receive any shares of common stock upon vesting.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)(1)	($)	($)(2)	($)	($)

Mitchell C. Hill	—	—	—	—	—
Chief Executive Officer
Dennis K. Knapp	—	—	—	—	—
Chief Financial Officer
Ashish Kumar	48,551	—	18,439	—	163,696
Chief Technology Officer
Adam Warby	—	—	—	—	—
Executive VP, Sales and Marketing
Andrew White	—	—	—	—	—
Chief Operating Officer

(1)	100% of the amount reported in this column is reported in the “Salary” column of the Summary Compensation Table.

(2)	Amounts in this column are not deemed to be “above-market” under SEC rules, and thus not reported in the Summary Compensation Table.

Our non-tax-qualified deferred compensation plan allows management and highly compensated employees selected by the Board to elect to defer base salary; provided that, for any calendar year, the participant must elect to defer at least the greater of $5,000 or 1% of compensation. Participants are required to make deferral elections for the calendar year during the 30-day period prior to January 1st.

The participant has the right to direct the investment of amounts in his or her trust account between a number of selected mutual funds and can request changes to allocations on a daily basis, which are effective as soon as administratively practicable. Although deemed investments are permitted under the plan, our practice has been to forward amounts equal to the salary deferred to the trustee for investment in the mutual funds the participant has selected, and thus the participant’s account balance is equal to the value of the actual investments made in the mutual funds selected. The mutual funds Mr. Kumar invested in and their rates of return during the 2007 fiscal year were as follows:

Fund	Rate of Return

AIM Int’l Growth	22.87%
American Century Value	9.19%
Baron Growth	16.95%
Fidelity Contrafund	16.16%
Oppenheimer Global Fund	13.99%

We do not make any contributions to participant accounts, and participants are fully vested in their respective accounts at all times. Upon termination of employment for any reason, the participant will be entitled to payment of the account in cash. Depending on the participant’s election prior to termination, payment will be either in a lump sum as soon as practicable after the termination date or, in the case of disability or retirement at or after age 65, in substantially equal annual installments over a period selected by the participant of between two and 15 years. We have the right, at any time, to terminate the plan and pay the accounts or to suspend any further deferrals into accounts temporarily or permanently.

Potential Payments upon Termination of Employment or Change-in-Control

Potential Payments upon Termination

Mr. Hill’s employment agreement sets forth a number of situations under which he would receive one year’s base salary ($655,000) and his options under the 2000 Stock Incentive Plan, which we refer to as the SIP, vesting within 12 months would vest and become exercisable, which would have had a value of $427,625, based on the difference between the estimated fair market value of the common stock at fiscal year-end and the exercise price of the options. The provision is triggered by termination other than for cause, termination due to death or disability, or Mr. Hill’s giving notice of termination. Cause is defined as willful misconduct that has a material adverse effect on the company, conduct that could result in a felony conviction or a criminal conviction for, or material harm to the reputation of, the company, or unreasonable refusal to perform duties after 30 days’ written notice.

Messrs. Knapp, Kumar, Warby and White are all covered under our Financial Protection Policy, which we refer to as the FPP, that provides for one year’s base salary ($285,000, $395,000, $482,400 and $522,600, respectively) plus the pro rata share of incentive compensation that the executive would have been entitled to if he had remained until fiscal year-end ($104,500, $144,833, $172,920 and $187,330, respectively, assuming, for purposes of this discussion, that the officer would have been entitled to a pro rata share of the incentive compensation determined on our historical fiscal year-end of September 30th). Under the FPP, payment may be made for termination due to the elimination of the executive’s position or within three months of a corporate transaction (defined as a voluntary wind-up, dissolution (other than due to bankruptcy) or merger where we are not the surviving entity) or the executive’s resignation within 30 days and as a result of good reason (defined as our failure to cure, after 30 days’ written notice, a substantial reduction in the executive’s status, position or responsibilities, a material reduction in his compensation, or an involuntary relocation more than 50 miles). If triggered, Messrs. Warby and White would be released from their respective obligations under the non-competition agreements discussed below.

In addition to the FPP, Mr. Knapp is eligible to receive one year’s base salary under his employment agreement if we terminate his employment other than for cause, which is defined as described in the paragraph above regarding Mr. Hill’s agreement. Mr. Knapp’s agreement requires that he comply with the terms of his Confidential Information, Inventions and Non-competition Agreement. That agreement requires that, for a year after termination, he (i) not engage in, perform services for, or participate in the ownership or operation of a competing business and (ii) not induce our employees or consultants to leave and engage in, be employed by or perform services for any enterprise that he is associated with. Under the terms of his employment agreement, we can, however, release Mr. Knapp from his obligation not to compete after termination, rather than pay him one year’s base salary.

Under their Confidential Information, Inventions and Non-competitive Agreements, Messrs. Warby and White are eligible to receive their respective base salaries during the 12 months following their termination of employment for any reason, provided that they comply with the non-competition covenant. We can, however, waive the covenant’s restrictions, rather than pay the continued salary. Also, if the executive fails to comply with the covenant, he will cease to be entitled to further salary, although we would in each case be obligated to pay the executive’s salary during any unexpired portion of the 12-week notice of termination period under his terms of employment, unless termination were for gross misconduct. The non-competition covenant provides that the executive may not be involved in various capacities or have a direct or indirect financial interest in any business that is, or is likely to be, competitive with our business and that is carried on in the country in which he is actively involved in our business. Although continued salary is not contingent on compliance, the agreement also requires that, during the 12 months after termination, (i) the executive not canvass or solicit or deal with our clients or prospective clients for services that the executive was actively engaged in during the 12 months before termination and (ii) the executive not induce or attempt to induce executives or managers that the executive had material dealings with during the 12 months before termination to leave the company.

Finally, Mr. Kumar would be entitled to the account balance in our deferred compensation plan, reported as of fiscal year-end in the Nonqualified Deferred Compensation table, upon termination of employment for any reason or retirement.

In case of termination for death or disability, our LTIP provides, for all participants, for the acceleration of all AVUs that would have vested within 12 months following the participant’s termination date, which would result in the payments described below under “— Change in Control.”

Change in Control

Upon the occurrence of a change in control event, all of the AVUs that would have vested within 12 months following the effective date of the change in control event would vest and payment would be calculated as of the event’s effective date, subject to the proviso under the LTIP that aggregate payments for AVUs vesting in any calendar year cannot exceed 12% of operating income (before deducting for such AVU payments) and to further reduction by our Compensation Committee in its sole discretion. For Messrs. Hill, Knapp, Kumar, Warby and White, this would have resulted in maximum payment amounts of $249,000, $85,175, $104,150, $104,150 and $104,150, respectively, based on the fair market value of our common stock at fiscal year-end. Under the LTIP, a change in control event is a transaction or series of transactions, involving a sale or exchange by the shareholders of more than 50% of our voting stock, a merger or consolidation, or a sale, exchange or transfer of all or substantially all our assets, following which the shareholders before the transaction(s) no longer directly or indirectly beneficially own more than 50% of the total combined voting power of our outstanding voting securities, or those of the entity to which our assets were transferred.

If the surviving corporation (or its parent) of a merger or consolidation, or a sale, lease, exchange or transfer of all or substantially all our outstanding securities or assets would not agree to assume, substitute or replace the outstanding options under our 2000 Stock Incentive Plan, then all options held by non-terminated employees would fully vest. For Messrs. Hill, Knapp, Kumar, Warby and White, this would have resulted in the vesting of SIP options with values of $456,063, $106,906, $128,500, $150,094 and $170,625, respectively, based on the difference between the exercise price of the unvested options and the fair market value of our common stock at fiscal year-end.

Director Compensation

The Company does not compensate its directors for their services as directors or as members of committees of the Board, but does reimburse them for their reasonable travel expenses incurred to attend meetings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon our review of forms filed by directors, officers and beneficial owners of more than 10% of our common stock pursuant to Section 16 of the Exchange Act and on representations made to us by our directors and executive officers, we believe that no such person failed to file any such report or report any such transaction on a timely basis during our last fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Accenture and Microsoft hold 74.2% and 19.4%, respectively, of the shares entitled to vote at the Annual Meeting. In addition, pursuant to the Employee Stockholders Agreement, certain employees are obligated to vote all of their outstanding shares of common stock in proportion to how Accenture and Microsoft vote their shares of Convertible Series A preferred stock. See “Proposal No. 1: Election of Directors — Arrangements as to Selection and Nomination of Directors — Voting Agreements.”

Until we complete an initial public offering our common stock, Accenture has the right, under the Contribution Agreement, to designate four members of the Board subject to limited approval rights of Microsoft, and Microsoft has the right to designate one member of the Board after consultation with Accenture. See “Proposal No. 1: Election of Directors — Arrangements as to Selection and Nomination of Directors — Contribution Agreement.” Four of our directors, Pamela J. Craig, Karl-Heinz Flöther, Robert N. Frerichs and Basilio Rueda, are Accenture executive officers, and Simon Witts is a Microsoft employee. Microsoft also has the right to appoint up to two persons to attend meetings of the Board as non-voting observers after consultation with Accenture.

Revenues before reimbursements from engagements with Accenture and Microsoft in the 2007 fiscal year were approximately $400.4 million and $40.2 million, respectively. We incurred related-party expenses of approximately $51.4 million and $3.6 million in the 2007 fiscal year, including approximately $47.4 million for sub-contracting professional services expenses, with respect to Accenture and Microsoft, respectively. At August 31, 2007, the net amount due from Accenture and Microsoft was approximately $48.1 million and $6.6 million, respectively, and approximately $35.5 million and $6.0 million had not yet been billed for services to Accenture and Microsoft, respectively.

We sublease our Seattle, Washington office space from Microsoft under an agreement that terminates in February 2009. During the 2007 fiscal year, we incurred approximately $1.8 million in net rent expense under the sublease agreement. We paid Microsoft a total of approximately $2.4 million for the fiscal year, and Accenture paid us approximately $0.6 million to sublease a portion of the office space, effectively decreasing our rent expense under the Microsoft sublease agreement to approximately $1.8 million. During the 2008 fiscal year, we expect to pay Microsoft approximately $2.7 million and that Accenture will pay us approximately $0.7 million to sublease a portion of the office space, resulting in net rent expense of approximately $2.0 million. We sublease our Chicago, Australia, Germany, France and Spain office space from Accenture on a month-to-month basis. The terms of the subleases vary, but the rent incurred on leases with related parties approximates market rates for similar leases. We also rent, on an as needed basis, desk space available in Accenture offices at rates that vary each month based on the amount of space we occupy.

In July 2005, Accenture appointed Mitchell C. Hill as its primary representative (an unpaid position) to facilitate the further development of the Accenture and Microsoft relationship.

Policies for the Review, Approval or Ratification of Related Person Transactions

We are a consolidated subsidiary of Accenture, and 67% and 7% of our revenues before reimbursements in the 2007 fiscal year were from engagements with Accenture and Microsoft, respectively. Thus, in the ordinary course of our business, related party transactions with our shareholders in significant dollar amounts are approved through our standard contract approval process, which has been designed to ensure that appropriate persons review decisions to commit the Company in order to confirm that engagements are valid, appropriate and compliant with legal and policy requirements. We intend to continue to approve these ordinary course of business engagements entered into at prevailing market rates and terms pursuant to our standard contract approval process. The Contribution Agreement requires that any material transaction with Accenture or any of its subsidiaries (other than a transaction with a third party in the ordinary course of business where we act as an Accenture subcontractor or the Accenture entity acts as a subcontractor for us) that is not on terms at least as favorable as a comparable arm’s length transaction with a third party be approved by Microsoft; however, no transaction disclosed above, since the beginning of our 2007 fiscal year, required Microsoft’s approval under this provision.

Our Audit Committee, which has responsibility for reviewing the Company’s compliance with laws and regulations, oversees compliance with the Code of Business Ethics. The Code forbids using one’s position or knowledge of the Company and its clients for personal gain, and requires prior, full disclosure of any direct or indirect financial or other interest in any decisions or recommendations concerning third parties. Waivers of the Code for any executive officer or director can only be approved by the Board or a Board committee and are required to be promptly disclosed to shareholders. Since the beginning of the 2007 fiscal year, no transactions or waivers have been reviewed by the Audit Committee or Board.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is comprised entirely of non-employee directors.

The Audit Committee operates under a written charter approved by the Board. The charter describes the committee’s purpose, which is to assist the Board in its general oversight of: (1) the quality and integrity of the Company’s accounting and reporting practices and controls, and its financial statements and reports; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; and (4) the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Audit Committee last reviewed the charter in January 2007, and at that time, no revisions were made.

The members of the Audit Committee meet regularly with management (including the Chief Executive Officer, Chief Financial Officer, Treasurer and Chief Risk Officer, and General Counsel) as well as with senior members of the Company’s internal audit, tax, finance, treasury and legal groups and KPMG LLP, the Company’s independent auditors. In addition, the Audit Committee meets regularly in separate sessions with representatives of KPMG LLP, the Company’s Chief Financial Officer and General Counsel and senior members of the Company’s internal audit group. Based on discussions and information received during these meetings, the Audit Committee members provide advice, counsel and direction to management and the auditors using their experience in business, financial and accounting matters.

During the 2007 fiscal year, the Audit Committee met five times, routinely reporting its activities to the full Board, and did the following:

•	Reviewed and discussed with management, who has primary responsibility for the Company’s financial statements, and with the Company’s independent auditors, the Company’s audited financial statements and quarterly financial statements. The Audit Committee also reviewed related issues and disclosure items, and performed its regular review of critical accounting policies and the processes by which the Company’s Chief Executive Officer and Chief Financial Officer certify the information contained in quarterly and annual filings.

•	Received regular updates on the Company’s contract and other risk management activities from the Company’s management.

•	Received regular updates on the Company’s legal and regulatory compliance activities from the General Counsel, including issues and activities monitored through the Avanade Business Ethics Program.

•	Discussed with KPMG LLP the materials required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance,” and Statement on Auditing Standards No. 100, “Interim Financial Information.” The committee also discussed with KPMG LLP its written disclosure letter as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed its independence and related issues.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Transition Report on Form 10-K for the 11 months ended August 31, 2007.

THE AUDIT COMMITTEE

Pamela J. Craig, Chair
Robert N. Frerichs

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM —
FEES AND OTHER MATTERS

Representatives of KPMG LLP, independent registered public accounting firm for the 11 months ended August 31, 2007, are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from shareholders. The Board has not yet appointed an independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending August 31, 2008.

Independent Registered Public Accounting Firm Fees

The following table describes fees for professional audit services rendered by KPMG LLP and its affiliates, collectively referred to as KPMG, for the audit of our financial statements for the 11 months ended August 31, 2007 and the fiscal year ended September 30, 2006, and fees billed for other services rendered by KPMG during these periods.

	11 Months
	Ended	Year Ended
	August 31,	September 30,
	2007	2006
	(In thousands)

Audit Fees(1)	$1,708	$2,308
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

	$1,708	$2,308

(1)	Audit Fees, including those for statutory audits, include the aggregate fees recorded during the period indicated for professional services rendered by KPMG for the audit of the Company’s annual financial statements and review of the interim financial statements included in Company’s Forms 10-Q and Form 10-K.

(2)	Audit-Related Fees include the aggregate fees recorded during the fiscal year indicated for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of Company’s financial statements and not included in Audit Fees.

(3)	Tax Fees include the aggregate fees during the fiscal year indicated for professional services rendered by KPMG for tax compliance, tax advice and tax planning.

(4)	All Other Fees include the aggregate fees during the fiscal year indicated for products and services provided by KPMG, other than the services reported above.

Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its charter, the Audit Committee is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between the Company and the independent registered public accounting firm. The Audit Committee approved the engagement of KPMG to conduct the audit of the Company’s financial statements for the 2007 fiscal year on January 19, 2007. Additionally, each permissible audit and non-audit engagement or relationship between the Company and KPMG entered into since February 1, 2006 has been reviewed and approved by the Audit Committee in advance, as provided in its charter, and none of those engagements made use of the de minimis exception to pre-approval contained in Rule 2-01(c)(7)(i) under Regulation S-X.

The Company has been advised by KPMG that a majority of the work done in conjunction with the audit of the Company’s financial statements for the most recently completed fiscal year was performed by permanent full-time employees and partners of KPMG.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be considered for inclusion in next year’s information statement and for presentation at the 2009 Annual Meeting of Shareholders must be submitted in writing and received by the Company by August 23, 2008. Proposals should be sent to General Counsel and Secretary, Avanade Inc., 2211 Elliott Avenue, Seattle, Washington, 98121. Any proposal should provide the reasons it is being made, the text of any resolution and must comply with Rule 14a-8 under Regulation 14A under the Exchange Act. Any shareholder proposal submitted outside the processes provided by Rule 14a-8 for presentation at the 2009 Annual Meeting of Shareholders will be considered untimely for purposes of Rule 14a-4 under the Exchange Act if notice thereof is received by the Company after November 6, 2008.

OTHER BUSINESS

Management is not aware of any matters other than those set forth herein that may come before the Annual Meeting, and management does not presently intend to bring any other matter before the meeting.

OTHER INFORMATION

You may read and copy any materials we file with the Securities and Exchange Commission, referred to as the SEC, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC, 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

A copy of our Transition Report on Form 10-K for the 11 months ended August 31, 2007 is available free of charge through our website (www.avanade.com/about/invest.aspx), via a link to the SEC’s internet site, together with the other materials we file or furnish pursuant to the Exchange Act, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We do not intend for information contained on our website to be part of this Information Statement. We will provide copies of the SEC filings upon request without charge. Requests for materials should be made to Investor Relations of Avanade Inc., 2211 Elliott Avenue, Suite 200, Seattle, Washington 98121, telephone +1 (206) 239-5600, fax +1 (206) 239-5605, email: investor.relations@avanade.com.

Appendix

AVANADE INC.

COMPENSATION COMMITTEE CHARTER

OBJECTIVE

The Compensation Committee shall be responsible for:

•	approving and recommending to the full Board of Directors the compensation arrangements for senior management and directors, and adopting compensation plans in which officers and directors are eligible to participate; and

•	exercising independent oversight in matters relating to employee compensation, employee benefit plans and employee incentive programs.

SIZE OF THE COMPENSATION COMMITTEE

The Compensation Committee shall consist of at least two members selected by the Board of Directors.

MEMBERS

Compensation Committee members shall be designated by the full Board of Directors. The duties and responsibilities of each member of the Compensation Committee shall be in addition to the duties of members of the Board of Directors generally.

In designating members of the Compensation Committee, the Board of Directors shall select directors having broad business experience and good knowledge of the Corporation’s compensation and incentive structure, operations and finance.

MEETINGS

It is suggested the Compensation Committee have at least three meetings each year, or more frequently as circumstances require. The Compensation Committee may ask members of management or others to attend its meetings and to provide pertinent information as necessary.

SCOPE AND AUTHORITY

In order to fulfill its oversight responsibilities, the Compensation Committee shall be authorized to make recommendations to the Board of Directors on matters relating to the foregoing objectives. Specifically; the Compensation Committee shall have authority to:

(a) determine the annual salary, bonus, stock options and other benefits and compensation, direct and indirect, of the officers and directors of the Corporation;

(b) review new executive compensation programs; review on a periodic basis the operation of the Corporation’s executive compensation programs, including the option plans, to determine whether they are properly coordinated; establish and periodically review policies for the administration of executive compensation programs; and take steps to modify any executive compensation programs that yield payments and benefits that are not reasonably related to executive performance, as well as the Corporation’s general performance;

(c) establish and periodically review policies in the area of management perquisites;

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(d) administer the stock option plans and incentive compensation plans of the Corporation’s employees;

(e) oversee the administration of ERISA plans and other employee benefit programs;

(f) recommend to the Board of Directors whether indemnification should be provided in a particular case;

(g) periodically review and make recommendations as to compensation and benefit plans generally; and

(h) oversee, in conjunction with counsel, compliance with Section 16 of the Securities Exchange Act of 1934 (which covers insider trading and short swing profit rules), as well as reporting obligations thereunder.

In addition, the Compensation Committee or the entire Board of Directors shall, upon request of the Chief Executive Officer, assist the Chief Executive Officer with plans for executive development and succession, including the evaluation of key personnel.

OTHER ISSUES

The Compensation Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope and responsibilities.

The Compensation Committee shall have the authority to hire independent compensation specialists or rely upon Corporation personnel or the Corporation’s outside specialists in the performance of its functions.

The Compensation Committee shall perform such other functions assigned by law, the Corporation’s charter or bylaws, or the Board of Directors. Whether the Compensation Committee is given additional duties rests on the Board of Directors’ sense of the Corporation’s needs and on its interpretation of the circumstances under which the Corporation currently operates.

The Compensation Committee is, however, always authorized to perform or supervise special investigations, which it finds necessary to perform in order to meet its objectives.

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